UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Pennichuck Corporation
(Exact name of registrant as specified in its charter)

New Hampshire	02-7370
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

_________________________________________	_________________________________________

_________________________________________	_________________________________________

_________________________________________	_________________________________________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Junior Participating Preferred Stock
(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Amendment to the Rights Agreement

On July 28, 2006, the Board of Directors of Pennichuck Corporation (the “Company”) approved an amendment (the “Amendment”) to the Rights Agreement (as amended, the “Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company (the “Rights Agent”), which Rights Agreement was originally adopted on April 20, 2000. The Amendment to the Rights Agreement became on effective on August 15, 2006.

The Amendment increased the percentage of beneficial ownership required to trigger rights under the Rights Agreement from 10% to 15% by changing the definition of an “Acquiring Person” under the Rights Agreement. Specifically, prior to the amendment, an “Acquiring Person” was defined as any beneficial owner of more than 10% of the shares of common stock of the Company, other than the Company and any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any entity holding shares of common stock of the Company for or pursuant to the terms of any such employee benefit plan. As amended, the Rights Agreement defines an “Acquiring Person” to be any beneficial owner of more than 15% of the shares of common stock of the Company, other than persons excluded as described above.

This summary description of the Amendment is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 4.1 hereto.

Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock

Effective as of March 27, 2006, the Company increased the number of shares of Series A Junior Participating Preferred Stock that the Company can issue under the Rights Agreement from 25,000 to 50,000. Filed as Exhibit 4.2 hereto is the Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock, reflecting that increase in the number of shares of Series A Junior Participating Preferred Stock that the Company is authorized to issue.

Item 2. Exhibits.

4.1	Amendment to Rights Agreement, effective as of August 15, 2006, by and between Pennichuck Corporation and American Stock Transfer & Trust Company.

4.2

Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock of Pennichuck Corporation effective as of March 27, 2006 (incorporated by reference to Exhibit 99.2 to Pennichuck Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2006).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PENNICHUCK CORPORATION

Date: September 22, 2006	By:	/s/ William D. Patterson
By: William D. Patterson Title: Senior Vice President